USA Truck Reports Third Quarter 2018 Results

•3Q 2018 net income of $3.3 million, or $0.40 per diluted share versus 3Q 2017 net income of $0.4 million, or $0.05 per diluted share
•3Q 2018 adjusted net income of $3.6 million, or $0.43 per diluted share, when adjusted for acquisition related transaction costs

•	3Q 2018 consolidated operating revenue increased 16.1% to $132.6 million from $114.2 million in 3Q 2017

•	Continued year over year improvement in base revenue per available tractor per week

Van Buren, AR – October 25, 2018 – USA Truck, Inc. (NASDAQ: USAK), a leading capacity solutions provider, today announced its financial results for the three and nine months ended September 30, 2018.

For the quarter ended September 30, 2018, consolidated operating revenue was $132.6 million compared to $114.2 million for the prior-year period. Base revenue, which excludes fuel surcharge revenue, was $116.6 million compared to $102.4 million for the 2017 period. The Company reported net income of $3.3 million, or $0.40 per diluted share for the third quarter 2018 and adjusted net income of $3.6 million, or $0.43 per diluted share, compared to net income of $0.4 million, or $0.05 per diluted share, for the same quarter in 2017. The Company’s third quarter 2018 consolidated operating ratio was 95.6%, compared to 98.4% in the comparable 2017 quarter.

President and CEO James Reed commented, “I am proud of the entire team here at USA Truck and our ability to deliver continued year-over-year improvement in operating revenue and operating income. This quarter represents our fifth consecutive quarter of consolidated profitability, and demonstrates progress on our turnaround initiative. Our Trucking segment’s most critical metric, base revenue per available tractor per week, improved year-over-year by $408, or 13.6%. We achieved this despite periods of high unseated truck count, related to OEM delivery issues and a challenging driver recruitment environment during the quarter. In response to this challenging driver market, we increased driver pay in targeted regions and reengineered our driver pay packages to ensure USA Truck remains an employer of choice for professional drivers. We continue to focus on seating tractors and driving continued year-over-year improvement in base revenue per available tractor per week, through strategic network design and operational efficiencies. Our USAT Logistics segment also generated year-over-year increases in revenue and operating income, as well as a 9.4% improvement in gross margin in the third quarter. This led to USAT Logistics’ best quarterly operating ratio percentage in the last four quarters.

Last week we announced the acquisition of Davis Transfer Company of Carnesville, GA. This acquisition added approximately 250 tractors to the fleet and a robust operational network in the southeast United States which complements our existing footprint. This opportunity adds capacity and density to our network, while also bolstering strategic customer relationships, which we believe will further complement our network. We expect Davis to be immediately accretive to earnings.”

Trucking: For the third quarter of 2018, Trucking operating revenue increased $9.1 million, or 11.9%, to $85.5 million, compared to the third quarter of 2017.  This increase was primarily due to a 20.5% increase in base revenue per loaded mile. Trucking operating income was $2.6 million for the 2018 period, reflecting an operating ratio of 97.0%, compared to a ($1.2) million operating loss and an operating ratio of 101.6% for the comparable 2017 period. This represents an improvement of $3.8 million year-over-year in operating income and a 460 basis point improvement in operating ratio.

Trucking operations showed the following during the third quarter 2018:

•
Base revenue per available tractor per week increased $408 per week, or 13.6%, when compared to the third quarter of 2017, and decreased $34 per week, or 1.0% sequentially, primarily due to unseated tractor count rising during the quarter.

•
Base revenue per loaded mile increased 20.5% to $2.237 for third quarter 2018 from $1.856 in third quarter 2017, and $0.092, or 4.3% sequentially, continuing the trend of sequential and year-over-year increases resulting from network and rate improvement efforts.

•
Loaded miles per available tractor per week decreased 94 miles per tractor, or 5.8%, when compared to the third quarter of 2017, and decreased 82 miles per tractor, or 5.1%, sequentially. These negative variances are primarily due to the noted rise in unseated tractor count. Deadhead percentage for third quarter 2018 increased 150 basis points year-over-year and 30 points sequentially.

•
Average unseated tractor percentage for third quarter 2018 was 6.5% compared to 3.8% for the third quarter of 2017 and increased 160 basis points sequentially. The average seated tractor count for the third quarter of 2018 was 1,534, which represented a 5.8% decrease compared to our third quarter 2017 average of 1,628, and a 24 tractor decrease sequentially over the second quarter 2018 average of 1,558. The unseated tractor count trends were largely driven by OEM equipment delays and a difficult driver market.

USAT Logistics: Operating revenue increased 24.5%, or $9.3 million year-over-year to $47.1 million for the third quarter of 2018 and decreased 5.5%, or $2.8 million sequentially. Operating income increased $0.2 million, or 6.7% year-over-year and increased $1.0 million, or 48.2% sequentially. This is a direct result of the increased pricing in the marketplace which has caused both revenue and costs to rise, therefore compressing margin. The Company is committed to providing exceptional service and value to our customers regardless of market dynamics.

•	Gross margin dollars increased 9.4%, or $0.7 million year-over-year, to $8.3 million for the third quarter 2018, and increased 11.0%, or $0.8 million sequentially.

•
Gross margin percentage for the third quarter of 2018 decreased to 17.7% from 20.2% when compared to the same quarter in 2017, and increased 260 basis points sequentially from 15.1% for the second quarter of 2018.

•	Revenue per load increased 18.0%, or $251 per load, year-over-year, and decreased 0.7%, or $11 per load, over second quarter of 2018.

Segment Results
The following table includes key operating results and statistics by reportable segment:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Trucking:	2018	2017	2018	2017
Operating revenue (in thousands)	$85,529	76,450	$249,831	$218,275
Operating income (loss) (in thousands) (1)	$2,605	$(1,194)	$4,294	$(13,165)
Operating ratio (2)	97.0%	101.6%	98.3%	106.0%
Adjusted operating ratio (3)	96.5%	101.8%	98.0%	106.6%
Total miles (in thousands) (4)	38,171	41,081	116,274	122,365
Deadhead percentage (5)	13.8%	12.3%	13.3%	12.8%
Base revenue per loaded mile	$2.237	$1.856	$2.130	$1.787
Average number of seated tractors (6)	1,534	1,628	1,542	1,591
Average number of available tractors (7)	1,641	1,693	1,633	1,673
Average number of in-service tractors (8)	1,672	1,742	1,664	1,722
Loaded miles per available tractor per week	1,526	1,620	1,583	1,636
Base revenue per available tractor per week	$3,415	$3,007	$3,370	$2,923
Average loaded miles per trip	516	546	526	561

USAT Logistics:
Operating revenue (in thousands)	$47,054	$37,785	$143,146	$104,988
Operating income (in thousands) (1)	$3,198	$2,998	$8,212	$5,604
Gross margin (in thousands) (9)	$8,338	$7,619	$23,735	$19,598
Gross margin percentage (10)	17.7%	20.2%	16.6%	18.7%

(1)	Operating income (loss) is calculated by deducting operating expenses from operating revenue.

(2)	Operating ratio is calculated as operating expenses as a percentage of operating revenue.

(3)
Adjusted operating ratio is calculated as operating expenses less restructuring, impairment and other costs, and severance costs included in salaries, wages and employee benefits, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue(a).

(4)	Total miles include both loaded and empty miles.

(5)	Deadhead percentage is calculated by dividing empty miles into total miles.

(6)	Seated tractors are those occupied by a driver, both Company-operated and independent contractor.

(7)	Available tractors are all those Company tractors that are available to be dispatched, including available unseated tractors, and our independent contractor fleet.

(8)	In-service tractors include all of the tractors in the Company fleet, including Company-operated tractors and independent contractors.

(9)	Gross margin is calculated by deducting purchased transportation expense from USAT Logistics operating revenue.

(10)	Gross margin percentage is calculated as gross margin divided by USAT Logistics operating revenue.

Balance Sheet and Liquidity
As of September 30, 2018, total debt and capital lease obligations was $96.3 million, total debt and capital lease obligations, net of cash (“Net Debt”)(a), was $96.3 million and total stockholders’ equity was $73.8 million. Net Debt to Adjusted EBITDA(a) for the trailing twelve months ended September 30, 2018 was 2.0x, a slight improvement from 2.1x at June 30, 2018, but much improved from a hig

h of 6.4x at June 30, 2017. The Company had approximately $76.2 million available to borrow under its Credit Facility as of September 30, 2018. As of October 18, 2018, upon closing of the Davis Transfer acquisition, the Company had approximately $44.3 million available to borrow under its Credit Facility.

Third Quarter 2018 Conference Call Information
USA Truck will hold a conference call to discuss its third quarter 2018 results on Friday, October 26, 2018 at 8:00 AM CT / 9:00 AM ET. To participate in the call, please dial 1-844-824-3828 (U.S./Canada) or 1-412-317-5138 (International). A live webcast of the conference call will be broadcast in the Investor Relations section of the Company’s website www.usa-truck.com, under the “Events & Presentations” tab of the “Investor Relations” menu. For those who cannot listen to the live broadcast, the presentation materials and an audio replay of the call will be available at our website, www.usa-truck.com, under the “Events & Presentations” tab of the “Investor Relations” menu, or may be accessed using the following link: https://services.choruscall.com/links/usak181026.html. A telephone replay of the call will also be available through November 2, 2018, and may be accessed by calling 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), or 1-412-317-0088 (International) and by referencing conference ID #10125014.

(a) About Non-GAAP Financial Information
In addition to our GAAP results, this press release also includes certain non-GAAP financial measures, as defined by the SEC. The terms base revenue, “Net Debt”, “EBITDA”, “Adjusted EBITDA”, “Adjusted operating ratio”, “Adjusted net income (loss)”, and “Adjusted earnings (loss) per diluted share”, as we define them, are not presented in accordance with GAAP.

The Company defines Net Debt as total debt, including insurance premium financing and capital lease obligations, net of cash. The Company defines EBITDA as net income (loss), plus interest expense net of interest income, provision for income tax expense (benefit) and depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA plus non-cash equity compensation, restructuring, impairment and other costs, and severance costs included in salaries, wages and employee benefits. Adjusted operating ratio is calculated as operating expenses less restructuring, impairment and other costs, severance costs included in salaries, wages and employee benefits and transaction costs related to acquisition, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue. Adjusted net income is defined as net income (loss) less restructuring, impairment and other costs, severance costs included in salaries, wages and employee benefits and transaction costs related to acquisition. Adjusted earnings (loss) per diluted share is defined as earnings (loss) per share plus the per-share impact of restructuring, impairment and other costs, severance costs included in salaries, wages and employee benefits, and transaction costs related to acquisition, plus or minus the per share tax impact of those adjustments using a statutory income tax rate. The per-share impact of each item is determined by dividing it by the weighted average diluted shares outstanding. These financial measures supplement our GAAP results in evaluating certain aspects of our business. We believe that using these measures improves comparability in analyzing our performance because they remove the impact of items from our operating results that, in our opinion, do not reflect our core operating performance. Management and the board of directors focus on Net Debt, EBITDA, Adjusted EBITDA, Adjusted operating ratio, Adjusted net income (loss), and Adjusted earnings (loss) per diluted share as key measures of our performance, all of which are reconciled to the most comparable GAAP financial measures and further discussed below. We believe our presentation of these non-GAAP financial measures is useful to investors and other users because it provides them the same information that we use internally for purposes of assessing our core operating performance.

Net Debt, EBITDA, Adjusted EBITDA, Adjusted operating ratio, Adjusted net income (loss), and Adjusted earnings (loss) per diluted share are not substitutes for their comparable GAAP financial measures, such as net income, cash flows from operating activities, operating margin ratio, diluted earnings per share, or other measures prescribed by GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

Pursuant to the requirements of Regulation G and Regulation S-K, we have provided reconciliations of EBITDA, Adjusted EBITDA, Adjusted operating ratio, Adjusted net income (loss), and Adjusted earnings (loss) per diluted share to the most comparable GAAP financial measures at the end of this press release.

Cautionary Statement Concerning Forward-Looking Statements
Financial information in this press release is preliminary and based upon information available to the Company as of the date of this press release. As such, this information remains subject to the completion of our quarterly review procedures, and the filing of the related Quarterly Report on Form 10-Q, which could result in changes, some of which could be material, to the preliminary information provided in this press release.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These statements generally may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future” and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ materially from those set forth in the forward-looking statements. Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information, except as required by law. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

About USA Truck
USA Truck provides comprehensive capacity solutions to a broad and diverse customer base throughout North America. Our Trucking and USAT Logistics divisions blend an extensive portfolio of asset and asset-light services, offering a balanced approach to supply chain management including customized truckload, dedicated contract carriage, intermodal and third-party logistics freight management services. For more information, visit usa-truck.com or usatlogistics.com.

This press release and related information will be available to interested parties at our investor relations website, http://investor.usa-truck.com.

Company Contact
USA Truck, Inc.
Jason Bates, EVP & CFO
(479) 471-2672
jason.bates@usa-truck.com

Jimmie Acklen, Investor Relations Liaison
(479) 471-3430
jimmie.acklen@usa-truck.com

USA TRUCK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenue	2018	2017	2018	2017
Operating revenue	$132,583	$114,235	$392,977	$323,263

Operating expenses
Salaries, wages and employee benefits	31,540	29,813	95,423	89,674
Fuel and fuel taxes	13,823	11,759	41,286	33,012
Depreciation and amortization	6,735	6,790	21,392	21,313
Insurance and claims	5,946	5,344	16,889	19,236
Equipment rent	2,916	2,703	7,785	7,449
Operations and maintenance	8,237	8,259	25,111	22,780
Purchased transportation	52,640	42,543	157,495	120,951
Operating taxes and licenses	1,136	972	2,900	2,946
Communications and utilities	674	679	2,064	1,943
Gain on disposal of assets, net	(901)	(215)	(1,466)	(551)
Restructuring, impairment and other costs (reversal)	—	—	(639)	—
Other	4,034	3,784	12,231	12,071
Total operating expenses	$126,780	$112,431	$380,471	$330,824
Operating income (loss)	5,803	1,804	12,506	(7,561)

Other expenses
Interest expense, net	811	970	2,462	2,922
Other, net	420	86	653	311
Total other expenses, net	1,231	1,056	3,115	3,233
Income (loss) before income taxes	4,572	748	9,391	(10,794)
Income tax expense (benefit)	1,272	339	2,512	(3,469)

Consolidated net income (loss) and comprehensive income (loss)	$3,300	$409	$6,879	$(7,325)

Net earnings (loss) per share
Average shares outstanding (basic)	8,223	8,027	8,170	8,029
Basic earnings (loss) per share	$0.40	$0.05	$0.84	$(0.91)

Average shares outstanding (diluted)	8,240	8,039	8,193	8,029
Diluted earnings (loss) per share	$0.40	$0.05	$0.84	$(0.91)

GAAP TO NON-GAAP RECONCILIATIONS
(UNAUDITED)
(dollar amounts in thousands, except per share amounts) ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
Three Months Ended
	9/30/2018	6/30/2018	3/31/2018	12/31/2017
Net income	$3,300	$2,544	$1,035	$14,822
Add:
Depreciation and amortization	6,735	7,477	7,180	7,150
Income tax expense (benefit)	1,272	821	419	(10,291)
Interest expense, net	811	833	818	886

EBITDA	12,118	11,675	9,452	12,567
Add:
Non-cash equity compensation	437	304	(136)	170
Severance costs in salaries, wages and employee benefits	—	—	711	—
Restructuring, impairment and other costs (reversal)	—	—	(639)	—
Transaction costs relating to acquisition	325	—	—	—

Adjusted EBITDA	$12,880	$11,979	$9,388	$12,737

ADJUSTED NET INCOME (LOSS) RECONCILIATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income (loss)	$3,300	$409	$6,879	$(7,325)
Adjusted for:
Severance costs included in salaries, wages and employee benefits	—	31	711	930
Restructuring, impairment and other costs (reversal)	—	—	(639)	—
Transaction costs relating to acquisition	325	—	325	—
Income tax effect of adjustments	(69)	(7)	(83)	(195)
Adjusted net income (loss)	$3,556	$433	$7,193	$(6,590)

ADJUSTED EARNINGS (LOSS) PER DILUTED SHARE RECONCILIATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Earnings (loss) per diluted share	$0.40	$0.05	$0.84	(0.91)
Adjusted for:
Severance costs in salaries, wages and employee benefits	—	—	0.09	0.12
Restructuring, impairment and other costs (reversal)	—	0.00	(0.08)	—
Transaction costs relating to acquisition	0.04	—	0.04	—
Income tax effect of adjustments	(0.01)	—	(0.01)	(0.04)
Adjusted earnings (loss) per diluted share	$0.43	$0.05	$0.88	$(0.83)

ADJUSTED OPERATING RATIO RECONCILIATION
(UNAUDITED)
(dollar amounts in thousands)

Consolidated	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Operating revenue	$132,583	$114,235	$392,977	$323,263
Less:
Fuel surcharge revenue	(15,982)	(11,849)	(46,990)	(35,011)
Base revenue	$116,601	$102,386	$345,987	$288,252
Operating expense	126,780	112,431	380,471	330,824
Adjusted for:
Severance costs in salaries, wages and employee benefits	—	(31)	(711)	(930)
Restructuring, impairment and other costs (reversal)	—	—	639	—
Fuel surcharge revenue	(15,982)	(11,849)	(46,990)	(35,011)
Adjusted operating expense	$110,798	$100,551	$333,409	$294,883
Operating ratio	95.6%	98.4%	96.8%	102.3%
Adjusted operating ratio	95.0%	98.2%	96.4%	102.3%

Trucking Segment	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue	$86,801	$76,811	$251,332	$219,013
Less: intersegment eliminations	(1,272)	(361)	(1,501)	(738)
Operating revenue	85,529	76,450	249,831	218,275
Less: fuel surcharge revenue	(11,880)	(9,540)	(35,178)	(27,555)
Base revenue	$73,649	$66,910	$214,653	$190,720
Operating expense	82,924	77,644	245,537	231,440
Adjusted for:
Severance costs in salaries, wages and employee benefits	—	(23)	(484)	(665)
Restructuring, impairment and other costs (reversal)	—	—	587	—
Fuel surcharge revenue	(11,880)	(9,540)	(35,178)	(27,555)
Adjusted operating expense	$71,044	$68,081	$210,462	$203,220
Operating ratio	97.0%	101.6%	98.3%	106.0%
Adjusted operating ratio	96.5%	101.8%	98.0%	106.6%

USAT Logistics Segment	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue	$49,136	$41,907	$146,527	$111,435
Less: intersegment eliminations	(2,082)	(4,122)	(3,381)	(6,447)
Operating revenue	47,054	37,785	143,146	104,988
Less: fuel surcharge revenue	(4,102)	(2,309)	(11,812)	(7,456)
Base revenue	$42,952	$35,476	$131,334	$97,532
Operating expense	43,856	34,787	134,934	99,384
Adjusted for:
Severance costs in salaries, wages and employee benefits	—	(8)	(227)	(265)
Restructuring, impairment and other costs (reversal)	—	—	52	—
Fuel surcharge revenue	(4,102)	(2,309)	(11,812)	(7,456)
Adjusted operating expense	$39,754	$32,470	$122,947	$91,663
Operating ratio	93.2%	92.1%	94.3%	94.7%
Adjusted operating ratio	92.6%	91.5%	93.6%	94.0%

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share data)

Assets	September 30, 2018	December 31, 2017
Current assets:
Cash	$6	$71
Accounts receivable, net of allowance for doubtful accounts of $544 and $639, respectively	57,847	55,138
Other receivables	3,514	2,787
Inventories	433	458
Assets held for sale	1,882	112
Prepaid expenses and other current assets	3,933	6,025
Total current assets	67,615	64,591
Property and equipment:
Land and structures	31,901	31,452
Revenue equipment	234,892	252,484
Service, office and other equipment	27,486	26,209
Property and equipment, at cost	294,279	310,145
Accumulated depreciation and amortization	(109,849)	(122,329)
Property and equipment, net	184,430	187,816
Other assets	1,277	1,448
Total assets	$253,322	$253,855
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	26,813	24,332
Current portion of insurance and claims accruals	17,089	13,552
Accrued expenses	10,492	9,108
Current maturities of capital leases	10,299	12,929
Insurance premium financing	—	4,115
Total current liabilities	64,693	64,036
Deferred gain	770	480
Long-term debt	46,000	61,225
Capital leases, less current maturities	39,964	29,216
Deferred income taxes	19,815	21,136
Insurance and claims accruals, less current portion	8,242	11,274
Total liabilities	179,484	187,367
Stockholders’ equity:
Preferred Stock, $0.01 par value; 1,000,000 shares authorized; none issued	—	—
Common Stock, $0.01 par value; 30,000,000 shares authorized; issued 12,011,877 shares, and 12,142,391 shares, respectively	120	121
Additional paid-in capital	66,355	68,667
Retained earnings	72,339	65,460
Less treasury stock, at cost (3,711,551 shares, and 3,853,064 shares, respectively)	(64,976)	(67,760)
Total stockholders’ equity	73,838	66,488
Total liabilities and stockholders’ equity	$253,322	$253,855